Exhibit 10.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO THE TERMS AND CONDITIONS OF CERTAIN AGREEMENTS BY AND BETWEEN NETWORK CN INC. AND WEI AN DEVELOPMENTS LIMITED AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE. PLEDGED. HYPOTHECATED. OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE
OF
NETWORK CN INC.

Note No.___

$5,000,000	Made as of November 12, 2007

           For value received, Network CN Inc., a Delaware corporation (the “Company”), with principal offices at 21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong, hereby promises to pay to Wei An Developments Limited (“Holder”), or its registered assigns, the principal sum of Five Million Dollars (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with simple interest on the unpaid principal balance at a rate equal to twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the Principal Amount and all interest accrued thereon are paid (or converted, as provided in Section 2 hereof). The unpaid Principal Amount, together with any then unpaid accrued interest and other payment obligations of the Company hereunder, shall be due and payable upon the Payment Date (as defined in Section 1.6 hereof), at the principal offices of the Company or by mail to the address of the registered holder of this Note in lawful money of the United States, unless this Note shall have been previously converted pursuant to Section 2 hereof.  Company may prepay all or any portion of the amounts due under this note at any time without penalty or premium.

           This Note is issued pursuant to that certain Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among the Company, the original holder of this Note, and is subject to the provisions thereof. Any term used herein, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

           The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

           1.           DEFINITIONS. The following definitions shall apply for all purposes of this Note

           1.1           “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

           1.2           “Conversion Price” means $2.40 per share. The Conversion Price is subject to adjustment as provided herein.

           1.3           “Conversion Stock” means the Company’s common stock, $0.001 par value per share. The number and character of shares of Conversion Stock are subject to adjustment as provided herein and the term “Conversion Stock” shall include stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

           1.4          “Holder” means any person who shall at the time be the registered holder of this Note.

           1.5             “Note” means this Convertible Promissory Note,

           1.6           “Payment Date” means the earlier to occur of: (i) the tenth (10th) day after delivery of written demand to the Company for payment by or on behalf of the holder of the Note provided such demand is made after six months from the date of this Note; or (ii) one year from the date this Note unless prepaid as otherwise permitted herein.

           1.7           “Maturity Date” the Note will have an initial maturity of 6 months from the date of signing of the Purchase Agreement (the “Initial Maturity Date”) extendable for an additional six (6) months at the option of the Company (the “Extended Maturity Date”)

           1.8           “Interest rate and Step-up rate” the interest rate during the period before the Initial Maturity Date is set at 12% per annum. If the note is extended after the Initial Maturity Date, the interest rate will step-up to 14% until the Extended Maturity Date.

           2.          CONVERSION.

           2.1        Conversion. If the Note is not paid on or before November 11, 2008, the Holder has the right, at the Holder’s option, prior to the repayment of the outstanding balance under the Note by the Company, to convert such outstanding balance of this Note, into Conversion Stock at the Conversion Price. Conversion under this Section 2.1 shall occur only upon surrender of this Note for conversion at the principal offices of the Company, accompanied by written notice of election to convert and execution and delivery of such stock purchase agreement and related documents as are generally entered into by investors in the Company.

           2.2           Termination of Rights.  All rights with respect to this Note and the Pledge Agreement shall terminate upon (i) the full payment of the Principal Amount and the accrued interest thereon on or before the Payment Date or (ii) the issuance of shares of the Conversion Stock upon conversion of this Note, whether or not this Note has been surrendered. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion of this Note. The Holder shall not be entitled to receive the stock certificate representing the shares of common stock to be issued upon conversion of this Note until the original of this Note (or if the Note has been lost, an indemnity acceptable to the Company) is surrendered to the Company and the agreements referenced in Section 2 and 3 have been executed and delivered to the Company.

         3.         ISSUANCE OF CONVERSION STOCK.As soon as practicable after conversion of this Note, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation or Bylaws, or by any agreement between the Company and the Holder), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. The Holder shall also enter into any shareholders and other agreements as are entered into by other holders of the same class of the Company’s stock so as to provide the Holder with comparable rights and obligations with respect to such stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that this Note shall have been surrendered for conversion, accompanied by written notice of election to convert. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will round up the number shares issuable upon conversion to the nearest whole number, calculated on the basis of the applicable Conversion Price.

           4.             ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) and the Conversion price therefore, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

           4.1           Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc.If the conversion is made under Section 2.1 above, the Conversion Price of this Note and the number of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities at the time issuable upon conversion of this Note) shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Conversion Stock (or such other stock or securities) unless the conversion ratio in such Conversion Stock already reflects such event.

           4.2           Adjustment for Other Dividends and Distributions.  In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the capital stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 4.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

           4.3           Conversion of Stock. In case all the authorized Conversion Stock of the Company is convened, pursuant to the Company’s Certificate of Incorporation, into Common Stock or other securities or property or the Conversion Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Note at any time after the date on which the Conversion Stock is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Shares of Conversion Stock”), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note with respect to the Former Number of Shares of Conversion Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

           4.4           Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the Conversion Price or the number of shares of Conversion Stock or other securities issuable upon conversion of this Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

           4.5           No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Stock issuable upon its conversion.

           4.6           Reservation of Stock. If at any time the number of shares of Conversion Stock or other securities issuable upon conversion of this Note shall not be sufficient to effect the conversion of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

           5.           NO RIGHTS OR LIABILITIES AS SHAREHOLDER. This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a shareholder of the Company for any purpose

           6.           NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of an such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Conversion Stock upon the conversion of this Note.

           7.           NOTES ARE PARI PASSU. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on all outstanding Notes on the basis of the original principal amount of outstanding Notes.

           8.           WAIVERS. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

           9.           ATTORNEYS’ FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

           10.         COMMITMENT FEE. 2% of the Notional Amount payable to the Investor and to be deduct from the principle sum at the time the amount is made to the Company. If the Note is being extended after Initial Maturity Date by the Company, an additional 2% commitment fee is payable to the Investor.

           11.        TRANSFER Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Holder; provided, further, that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and satisfies the Company as to compliance with State and federal securities law. The rights and obligations of the Company and the Holder under this Note and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

           12.        OVERNING LAW. This Note shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

           13.        HEADINGS. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

           14.        NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the Investor, at 9/F, Central Building, 3 Pedder Street, Central, Hong Kong, or, in the case of the Company, at 21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

           15.        AMENDMENTS AND WAIVERS. This Note and all other Notes issued under the Purchase Agreement may be amended and the provisions may be waived by the Holders and the Company as provided in Section 6 of the Purchase Agreement.

           16.        SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

           17.        PURCHASE AGREEMENT . This Note incorporates by reference all the terms of the Purchase Agreement.

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IN WITNESS WHERE OF, the Company has caused this Note to be signed in its name as of the date first above written.

THE COMPANY

NETWORK CN INC.

By:	/s/ Godfrey Hui
Godfrey Hui
Chief Executive Officer